EXHIBIT 99.1

Date: June 24, 2002

Contact:  Susan O. Flaim                 John K. Nicksich
          Media                          Media
          801-584-7077                   801-584-6367
          Susan.o.flaim@williams.com     John.nicksich@williams.com


                     Kern River Secures Expansion Financing

     Salt Lake City -- Kern River Gas Transmission Company closed financing on Friday, June 21, 2002, for $875 million, which completes all necessary funding to fully support construction of the 2003 Kern River Expansion Project. Lead lenders include Credit Suisse First Boston, Commerzbank and Union Bank of California. Credit ratings of A- and Baa1 were received from Standard & Poor's and Moody's, respectively.

     "By closing the financing on this important project in the current economic climate, Kern River and its lenders have once again affirmed Kern River's unique position and critical value to a growing and dynamic natural gas market in California, Nevada and Utah," said Robert Sluder, president of Kern River.

     The $1.2 billion expansion project will be financed with 70 percent debt and 30 percent equity. The 2003 expansion will more than double the amount of natural gas transported on the Kern River system. The project includes placing a second natural gas pipeline in the right-of-way adjacent to the existing pipeline, constructing three new compressor stations and installing additional compression and modifications at six existing facilities. When completed, the Kern River system will be able to transport approximately 1.7 billion cubic feet per day. Kern River has executed binding agreements with shippers for over 900 million cubic feet per day of incremental service.

     It is anticipated the Federal Energy Regulatory Commission will issue final approvals in time for construction to begin in summer 2002 to meet a May 1, 2003, facilities in-service date.

     Kern River Gas Transmission Company owns and operates a 926-mile interstate natural gas pipeline between southwestern Wyoming and southern California. With headquarters in Salt Lake City, Kern River Secures Expansion Financing

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Kern River  currently  delivers  more than 845.5  million  cubic feet per day of natural gas to expanding markets in Utah, Nevada and California. Kern River is a subsidiary of MidAmerican Energy Holdings Company.

     MidAmerican Energy Holdings Company is based in Des Moines, Iowa, and is a privately owned global provider of energy services. Through its energy-related business platforms - CalEnergy Generation, Kern River Gas Transmission Company, MidAmerican Energy and Northern and Yorkshire Electric - MidAmerican provides electric and natural gas service to 5 million customers worldwide. Information on MidAmerican is available on the Internet at www.midamerican.com. Information on HomeServices of America, the company's wholly owned residential real estate brokerage business, is available on the Internet at www.homeservices.com.